Exhibit 10.1

Execution Copy

December 4, 2008

William F. Aldinger III

[redacted]

Re:   Separation Agreement

Dear Bill:

This letter (the “Letter Agreement”) will confirm our agreement regarding your separation from service with Capmark Financial Group Inc. (together with its subsidiaries and affiliates, “Capmark”).  Effective as of December 4, 2008 (the “Termination Date”), you will resign from your employment with Capmark and from any officer and director positions you may hold with Capmark, including, without limitation, all positions on the Board of Directors of Capmark (the “Board”) and any committees thereof.

1.             Consulting:  Commencing on the Termination Date and ending no later than January 30, 2009, you agree to provide such consulting services as may reasonably be requested by Capmark (but which consulting shall in no event require you to provide more than 20% of the average level of services to Capmark that you provided prior to the Termination Date), for no additional consideration.

2.                                      Separation Payment; Employee Benefits; Accrued Rights:

(a)           Separation Payment.  As soon as practicable following the Termination Date, Capmark shall pay you, in a lump sum, an amount, such that, after payment by you of all federal, California state and local payroll and income taxes imposed on such amount, you shall retain an amount equal to $2,280,000.

(b)           Other Benefit Plans.  You shall be entitled to all benefits that you have accrued or in which you have become vested under any tax-qualified retirement benefit plans or other benefit plans maintained by Capmark in accordance with their terms.

(c)           Accrued Rights.  In addition to the foregoing, you shall also be entitled receive (i) any accrued but unpaid base salary earned through the Termination Date, (ii) reimbursement, within forty-five (45) days following submission by you to Capmark of appropriate supporting documentation, for any unreimbursed business expenses (including business use of your personal aircraft at the previously-agreed hourly rate) properly incurred by you in accordance with Capmark’s policies prior to the Termination Date, so long as the claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Capmark within sixty (60) days (or such additional time as may be reasonable) following the Termination Date or as soon as practicable thereafter, and (iii) payment for any accrued but unused vacation days.

3.             Treatment of Purchased Stock:  In connection with your termination of employment with Capmark, notwithstanding any provisions of that certain Management Stockholder’s Agreement, dated as of June 15, 2006, by and between Capmark and you (the “Stockholder’s Agreement”) to the contrary, Capmark shall purchase from you and each of the Management Stockholder Trusts (as defined in the Stockholder’s Agreement) to which you have previously transferred shares of Purchased Stock (as defined in the Stockholder’s Agreement), and you and each of your Management Stockholder Trusts shall sell to Capmark, all Purchased Stock originally purchased by you for an aggregate amount equal to $12,720,000 (less any taxes or other amounts required by law to be withheld) (the “Stock Purchase

Price”).  The Stock Purchase Price is equal to the product of (x) the 3,000,000 shares of Purchased Stock held by you and your Management Stockholder Trusts in the aggregate and (y) $4.24 per share (i.e., the Fair Market Value of the Purchased Stock).  Capmark will pay to you and your Management Stockholder Trusts, as applicable, the full amount of the Stock Purchase Price (allocated as set forth in the Transfer Agreement (attached hereto as Exhibit A), subject to receipt by the General Counsel of Capmark of a copy of the Transfer Agreement executed by you, as promptly as possible after the Transfer Agreement is received by Capmark.  At such time, Capmark will send to you and each of your Management Stockholder Trusts, at the address set forth on the first page of this Letter Agreement, via overnight delivery, a check in the amount of the Stock Purchase Price as set forth in the Transfer Agreement.  Alternatively, Capmark will pay the Stock Purchase Price to you and each of your Management Stockholder Trusts by wire transfer, if you and each of your Management Stockholder Trusts notify Capmark in writing of your desire to receive the Stock Purchase Price via wire transfer, and provide wire instructions, on or before the time that you deliver your executed Transfer Agreement.  The Company hereby reserves all of its rights under the Stockholder’s Agreement; provided, however, that it hereby waives its right to exercise any call rights under Section 6 of the Stockholder’s Agreement.

4.             Treatment of Options:  In connection with your termination of employment with Capmark, you and Capmark each acknowledge and agree that, as of the Termination Date, the option to purchase 12,000,000 shares of Common Stock (as defined in the Option Agreement (as defined below)) that was granted to you pursuant to the terms of that certain Option Agreement, dated June 1, 2006 (the “Grant Date”), by and between you and Capmark (the “Option Agreement”), will be vested as to 8,000,000 shares of Common Stock, and the unvested portion of the Option will terminate as of the Termination Date.  In addition, notwithstanding anything in the Option Agreement to the contrary, the vested portion of the Option will remain exercisable until the first to occur of the following: (i) the tenth (10th) anniversary of the Grant Date and (ii) the events set forth in Section 3.2(a)(vi) of the Option Agreement (i.e., pertaining to the occurrence of a merger or other corporate event). Your rights under the Sale Participation Agreement with GMACCH Investor LLC, dated June 1, 2006, and your rights under Capmark’s Dividend Equivalent Rights Plan shall continue in full force and effect with respect to your Option on the same basis as if your employment had not terminated.  Other than as specifically provided for herein, the Option shall continue to be subject to, and you shall continue your rights under, the terms and conditions of the Option Agreement and each agreement incorporated by reference therein.  This Letter Agreement, upon execution by both parties, hereby serves as an amendment to the Option Agreement.

5.             Return of Property; Expense Reports: Within thirty (30) days following the Termination Date or as soon as practicable following the Termination Date, you shall return to Capmark all documents, manuals, computers, computer programs, CDs and/or diskettes, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof, relating in any way to Capmark’s business and prepared by you or obtained by you from Capmark, its affiliates, clients or its suppliers during the course of your employment with Capmark, as well as all expense reimbursement requests and reports, prepared and provided in accordance with the terms of Capmark’s expense reimbursement policy to which you are currently subject.

6.             Litigation and Regulatory Cooperation:  You agree to cooperate fully with Capmark in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Capmark that relate to events or occurrences that transpired during your employment with Capmark.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Capmark at mutually convenient times.  In scheduling your time to prepare for discovery or trial, Capmark shall use reasonable efforts to attempt to minimize interference with any other employment obligations that you may have.  You also will cooperate with Capmark in connection with any investigation or review of any foreign, federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Capmark.  Capmark will reimburse you for any reasonable out-of-pocket expenses incurred in connection with any litigation and regulatory cooperation provided after the Termination Date and will pay you a per diem fee equal to $1,000 for any 7 hour period during which you provide any such cooperation.  This provision will survive the termination of this Letter Agreement.

7.             Post-Employment Restrictions; Entire Agreement:  This Letter Agreement constitutes the entire agreement between the parties on the subject of any payments and benefits due to you upon your termination of employment with Capmark; and, except as expressly provided herein, supercedes all other prior agreements concerning the terms of any and all payments and benefits to which you may be entitled upon termination of employment, except that the restrictive covenants contained in the Stockholder’s Agreement and any provisions related thereto shall continue to apply and are hereby made a part of this Letter Agreement by reference.  Notwithstanding any provision in this Letter Agreement to the contrary, all payments hereunder are expressly made contingent on your compliance in all respects with such restrictive covenants.

8.             Non-Disclosure of Letter Agreement:  You agree that, to the extent that this Letter Agreement and the terms herein are not required by applicable law to be disclosed in Capmark’s public securities filings, you will keep the terms of this Letter Agreement confidential and you agree that you will not disclose the terms of this Letter Agreement or its terms to anyone other than your spouse, legal counsel and/or financial advisors, whom you agree to inform of your obligations under this Paragraph 9 and of this Letter Agreement’s highly confidential subject matter.  Notwithstanding the foregoing, you may disclose to a future employer or potential future employer the terms and conditions of your obligations under the restrictive covenants referenced in Paragraph 8 of this Letter Agreement and you may disclose to any person or party the fact that you and Capmark have entered into an amicable separation agreement.

9.             Section 409A of the Code:  Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (for instance, if you are a “specified employee” within the meaning of Section 409A of the Code and you receive a payment or benefit constituting deferred compensation hereunder upon a separation from service (within the meaning of Section 409A of the Code, such payment or benefit shall not be delivered to you until six months and one day following your separation from service), or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. This Letter Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly.  References under this Agreement to your termination of employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code.  Each payment made under this Letter Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to you under this Letter Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

10.           No Additional Payments:  The payments, rights and benefits described in this Letter Agreement will be the only such payments, rights and benefits you are to receive as a result of your termination of employment and you agree you are not entitled to any additional payments, rights or benefits not otherwise described in this Letter Agreement.  You hereby acknowledge and agree that you are not eligible to be a participant in any severance or incentive compensation plan of Capmark.  Any payments, rights or benefits received under this Letter Agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of Capmark, except to the extent required by law, or as otherwise expressly provided by the terms of such plan.

11.           Severability; Applicable Law: The provisions of this Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.  Any controversy or claim arising out of or relating to this Letter Agreement or the breach of this Letter Agreement that cannot be resolved by you and Capmark, including any dispute as to the calculation of your benefits or any payments hereunder, shall be submitted to arbitration in New York, New York, in accordance with the procedures of the American Arbitration Association, which arbitration shall be a binding and conclusive settlement of any such claims or disputes.  This Letter Agreement and any dispute hereunder shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.  Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Letter Agreement.

12.           Amendment:         This Letter Agreement may only be amended or modified by a written agreement executed by you and Capmark (or any successor).

13.           Counterparts:  This Letter Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.

Please sign below to signify your understanding and acceptance of the terms and conditions contained herein and return a copy to me by no later than December 10, 2008.

Bill, on behalf of the entire Board, I want to thank you for all you have done to lead Capmark during these difficult times, and wish you the best in your future endeavors.

Very truly yours,

/s/ Scott Nuttall
Scott Nuttall
Chairman,
Executive Development and Compensation Committee
Board of Directors
Capmark Financial Group Inc.

The foregoing has been read and accepted as a binding agreement between Capmark and the undersigned this 4th day of December, 2008.

/s/ William F. Aldinger III
William F. Aldinger III